EXHIBIT 99.1

Air Methods Reports 1Q2013 Results and 2Q2013 Update

First Quarter Loss of $0.15 Per Share in Line With Previously Announced Expectations

DENVER, May 9, 2013 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended March 31, 2013 and provided an update on April 2013 flight volume. For the quarter, revenue decreased 6% to $179.2 million from $190.8 million in the prior-year quarter. Net loss for the first quarter of 2013 was $5.7 million, or $0.15 per share, compared with net income of $12.5 million, or $0.32 per diluted share, in the first quarter of 2012. The current-year quarter includes the results of operations for Sundance Helicopters, Inc., a Grand Canyon tour operator (Sundance), which was acquired by the Company on December 31, 2012. Revenue and pre-tax income generated from Sundance during the first quarter of 2013 was $10.4 million and $0.1 million, respectively.

Community-based patient transports were 11,845 during the current-year quarter, compared with 12,673 in the prior-year quarter, a 7% decrease. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 9%, or 1,081 transports, while weather cancellations for these same bases increased by 427 transports compared with the prior-year quarter. Requests for community-based service decreased 6% for bases open greater than one year. Net revenue per community-based transport decreased 10% from $10,072 to $9,098 in the current-year quarter due to deterioration in payer mix, partially offset by price increases.

Maintenance expense, excluding Sundance, increased $0.5 million, or 2%, compared with the prior-year quarter, while flight hours decreased 5%. Increase in maintenance expense per flight hour is attributed to typical quarterly fluctuations associated with scheduled and unscheduled maintenance events. Excluding Sundance, fuel expense increased by $0.4 million, or 6%, compared with the prior-year quarter, while fuel expense per flight hour increased by 19%.

For the first quarter, Air Medical Services revenue decreased by 10% to $164.4 million compared with $183.6 million in the prior-year quarter. United Rotorcraft Division's external revenue decreased 39% to $4.4 million compared with $7.2 million in the prior-year quarter, while its external segment net income decreased from $2.1 million to an external segment net loss of $1.0 million in the current-year quarter. United Rotorcraft incurred $0.5 million during the current-year quarter for warranty-related expenses.

The Company also provided an update on preliminary April 2013 flight volume. Total community-based transports decreased 7% to 4,417 during April 2013, compared with 4,745 in April 2012. April 2013 Same-Base Transports decreased by 435 transports, or 9%, as compared with April 2012. Weather cancellations during April 2013 for these same bases decreased by 8 compared with the prior-year month.

Aaron Todd, CEO, stated, "As previously disclosed, we believe a greater severity in weather and weaker payer mix had a significant influence on our first quarter results. In addition, the lower flight volumes did not translate into lower maintenance expense, as there is often a delay in the expense benefit associated with decreased flight activity. Once weather moderates during the spring and summer months, we will be better able to isolate whether weak demand and payer mix were solely weather-related or reflect other factors."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 64210826, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services for hospitals and one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc., which provides helicopter tours and charter flights, primarily focusing on Grand Canyon tours. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward-Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements," including statements regarding the Company's preliminary April 2013 flight volume, and our belief that the severity in weather and weaker payer mix had a significant influence on first quarter results, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the final results of April 2013 flight volume; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's e-mail distribution list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)

	March 31, 2013	December 31, 2011

ASSETS

Current assets:
Cash and cash equivalents	$ 11,379	3,818
Trade receivables, net	209,430	232,929
Other current assets	81,589	70,058

Total current assets	302,398	306,805

Net property and equipment	603,797	597,238
Other assets, net	211,414	214,820

Total assets	$ 1,117,609	1,118,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ --	3,570
Current portion of indebtedness	57,778	63,139
Accounts payable, accrued expenses and other	66,736	76,743

Total current liabilities	124,514	143,452

Long-term indebtedness	605,892	581,019
Other non-current liabilities	91,028	94,782

Total liabilities	821,434	819,253

Total stockholders' equity	296,175	299,610

Total liabilities and stockholders' equity	$ 1,117,609	1,118,863

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended
	March 31,

	2013	2012

Revenue:
Flight operations	$ 162,290	182,144
Product operations	4,434	7,232
Tourism operations	10,391	--
Other	2,114	1,438
Total revenue	179,229	190,814

Expenses:
Operating expenses	135,442	120,022
General and administrative	28,523	24,875
Depreciation and amortization	20,122	20,879
	184,087	165,776

Operating income	(4,858)	25,038

Interest expense	(4,802)	(5,593)
Other, net	287	930

Income before income taxes	(9,373)	20,375

Income tax expense	3,684	(7,901)

Net income	$ (5,689)	12,474

Income per common share:
Basic	$ (0.15)	0.33
Diluted	$ (0.15)	0.32

Weighted average common shares outstanding - basic	38,831,102	38,380,920
Weighted average common shares outstanding - diluted	38,831,102	38,747,448
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591